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EXHIBIT 27.(ii)

                         ASYST CORPORATION
      Financial Statements and Independent Auditors' Report
                           July 31, 1998

                        ASYST CORPORATION

                        TABLE OF CONTENTS

                                                                        Page

Independent Auditors' Report                                             1

Balance Sheet -- July 31, 1998                                           2

Statement of Operations for the Year Ended July 31, 1998                 3

Statement of Stockholders' Equity for the Year Ended July 31, 1998       4

Statement of Cash Flows for the Year Ended July 31, 1998                 5

Notes to Financial Statements                                            6-8
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                          Mantyla McReynolds
                     A Professional Corporation
                         5872 South 900 East
                             Suite 250
                      Salt Lake City, UT 84121


INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
ASYST CORPORATION

We have audited the accompanying balance sheet of Asyst Corporation as of July 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the year ended July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Asyst Corporation as of July 31, 1998, and the results of its operations and its cash flows for the year ended July 31, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Asyst Corporation will continue as a going concern. As discussed in note 4 to the financial statements, the Company has reported no revenues from operations which raises substantial doubt about the ability to continue as a going concern. Management's plans in regard to these matters are also described in note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                   Mantyla, McReynolds and Associates


Salt Lake City, Utah
September 21, 1998
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                              ASYST CORPORATION
                                Balance Sheet
                                July 31, 1998

ASSETS



Current Assets

  Cash - note 1                                              $392
  Marketable Securities available for sale- notes 1&5       6,593

           Total Current Assets                             6,985

                 TOTAL ASSETS                              $6,985

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

  Accounts Payable                                         $1,129
  Interest Payable                                            920
  Note Payable - note 5                                    66,430

         Total Current Liabilities                         68,479

Stockholders' Equity
  Preferred Stock -- 2,000,000 shares authorized having a
   par value of $.001; no shares issued and outstanding
  Capital Stock -- 10,000,000 shares authorized having a
   par value of $.001 per share; 120,000 shares issued
   and outstanding                                            120
  Additional Paid-in Capital                              290,722
  Accumulated Deficit                                    (352,336)
          Total Stockholders' Equity                      (61,494)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                   $6,985




See accompanying notes to financial statements.
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ASYST CORPORATION
Statement of Operations
For the Year Ended July 31, 1998


Revenues                                                       $-0-

Operating Expenses                                           35,254

           Operating Loss                                   (35,254)

Other Income

  Interest Income                                                41
  Interest Expense                                             (920)

          Net Loss Before Income Taxes                      (36,133)

Current Year Provision for Income Taxes                         248

Net Loss                                                  $ (36,381)

Net Loss per Share                                            $(.01)

Weighted Average Shares Outstanding                      37,530,000


See accompanying notes to financial statements.
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                            ASYST CORPORATION
                    Statement of Stockholders' Equity
                     For the Year Ended July 31, 1998




                                     Additional             Unreal    Net
                Common      Common   Paid-In    Accumulated Gain/Loss Stockhol..
                Shares      Stock    Capital    Deficit               Equity

Balance
 July 31, 1997  50,000,000  $ 50,000 $240,822   $(315,955) $          $(25,133)

500 for 1
 Reverse split
 May 7, 1998   (49,900,000)  (49,900)  49,900

Issued 20,000
shares for loan
origination fee     20,000        20                                        20

Net Loss for the
year ended
July 31, 1998                                     (36,381)             (36,381)

Balance,
 July 31, 1998     120,000      $120  $290,722  $(352,336) $   -0-    $(61,494)


See accompanying notes to financial statements.
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                               ASYST CORPORATION
                            Statement of Cash Flows
                      For the Year Ended July 31, 1998



Cash Flows Provided by/(Used for)
 Operating Activities

Net Loss                                        $(36,381)

Adjustments to reconcile net income
 to net cash provided by operating activities:
    Depreciation                                   4,395
    Decrease in trade payables                    (1,458)
    Issued stock for loan origination fee             20
    Increase in interest payable                     920

            Net Cash Used for
             Operating Activities                (32,504)


Cash Flows Provided by/(Used for)
 Financing Activities
    Increase in loans payable                     29,430

            Net Decrease in Cash                  (3,074)

Beginning Cash Balance                             3,466

Ending Cash Balance                                $ 392

Supplemental Disclosure of Cash Flow Information
  Cash paid during the year for interest           $ -0-
  Cash paid during the year for
   franchise/income taxes                          $ 248


See accompanying notes to financial statements.
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                       ASYST CORPORATION
                 Notes to Financial Statements
                         July 31, 1998


NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform with generally accepted accounting principles. The following information summarizes the organization and significant accounting policies of the Company.

Organization

Asyst Corporation [formerly known as Ad Systems, Inc.] incorporated under the laws of the State of Utah on August 27, 1984. Effective March 31, 1995, Asyst Corporation sold all of the Company's assets [net of related liabilities], including the right to use the name Ad Systems, Inc., to a Colorado-based company. Ad Systems, Inc. filed Articles of Amendment with the Utah Division of Corporations and Commercial Code officially changing its name to Asyst Corporation on July 6, 1995.

Property and Equipment

Property and equipment are carried at cost and depreciated using accelerated methods for book and tax purposes, over the useful lives of the related assets. Company policy limits the capitalization of acquired property and equipment to items which cost $1,000 or more. Items with a cost of less than $1,000, and costs of repairs and maintenance, are charged to income as incurred. In May of 1998, the Company sold all remaining property and equipment as part of an asset purchase. (See Note 5)

Income Taxes

Effective July 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 [the Statement], Accounting for Income Taxes, which is effective for fiscal years beginning after December 15, 1992.

The Statement requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting bases and tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Asyst Corporation has no temporary differences as of July 31, 1998, and, accordingly, reports no deferred tax asset or liability as of July 31, 1998.

NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
[continued]

Net Loss Per Common Share

Net loss per common share is based on the weighted-average number of shares outstanding [37,530,000 shares].

Statement of Cash Flows

For purposes of the statement of cash flows, the Company considers cash on deposit in the bank to be cash. The Company reports a cash balance of $392 at July 31, 1998.

Marketable Securities

Marketable securities are available for sale and are reported in the balance sheet at fair value. The fair market value of these securities as of July 31, 1998 is not available, therefore, the fair market value of the assets given for these securities was used for valuation. Unrealized gains and losses are reported as a separate component of stockholders' equity. As of July 31, 1998 there was no change in fair market value. Realized gains or losses will be included in income in the period they are realized.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 PAYABLE TO SHAREHOLDERS

Two officers and shareholders of the Company have provided consulting services to the Company and have provided office space for use by the Company in prior years. The amounts due and owing to the shareholders through the current year have been settled through a note payable which resulted from the asset purchase explained in Note 5.

NOTE 3 PROPERTY AND EQUIPMENT

Property and equipment were disposed of during the year. Current year depreciation expense through the disposal date totaled $4,395.

NOTE 4 GOING CONCERN

The Company has reported no revenues from operations for the year ended July 31, 1998 and has sold its technology. The Company's ability to achieve a level of profitable operations may impact the Company's ability to continue as a going concern as it is presently organized and operated. Resolution of this issue is dependent on the realization of management's plans. Management is currently seeking a well-capitalized merger candidate in order to commence operations.

NOTE 5 SALE OF ASSETS/NOTE PAYABLE

In May of 1998, the Company exchanged its assets for 60,000 shares of stock in World Wireless Communications, Inc. [WWC]. These shares are restricted and may not be traded until May or June of 1999.

In connection with the sale of assets, the Company executed a note payable to WWC for $66,429.50. The note bears interest at 10% and is payable on demand after May 8, 1999. As consideration WWC paid cash and issued stock to settle liabilities on behalf of the Company.

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